EXHIBIT 99.1

    Advanced Thermoelectric Solutions

NEWS RELEASE for February 12, 2008 at 6:00 AM EST

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON REPORTS 2007 FOURTH QUARTER, YEAR-END RESULTS

Revenues for the Year Up 26 Percent from Prior Year; Net Income More than Doubles

NORTHVILLE, MI (February xx, 2008) . . . Amerigon Incorporated (NASDAQ: ARGN), a leader in developing and marketing products based on advanced thermoelectric (TE) technologies for a wide range of global markets and applications, today announced that, when compared to the prior year, revenues increased 26 percent, gross margins improved, and net income more than doubled for the year ended December 31, 2007.

Revenue in 2007, which was driven by continued strong demand for the Company’s proprietary Climate Control Seat™ (CCS™) system in an increasing number of vehicle platforms, grew to $63.6 million, up from $50.6 million for 2006. Gross margin as a percentage of revenue for 2007 was 33.5 percent compared with 32.6 percent in 2006. Earnings before income tax for 2007 increased by 43% to $8.8 million from $6.2 million in the prior year.

During 2007, Amerigon recorded a deferred research and development tax benefit of approximately $1.7 million following a study of its research and development activities and related expenses for the period from 1999 through 2006. Net income for 2007 was $7.3 million, or $0.34 per basic and $0.33 per diluted share, up from 2006 net income of $3.5 million, or $0.17 per basic and $0.16 per diluted share. Excluding the research and development benefit, net income for 2007 was $5.7 million, or $0.26 per basic and $0.25 per diluted share.

Revenues for the fourth quarter of 2007 were $16.4 million, up from $15 million in the same quarter in 2006. Gross margin as a percentage of revenue for the 2007 fourth quarter rose to 35.3 percent compared with 34.3 percent in the 2006 fourth quarter. Net income for the 2007 fourth quarter was $1.7 million, or $0.08 per basic and diluted share, compared with net income in last year’s fourth quarter of $1.0 million, or $0.05 per basic and diluted share.

President and Chief Executive Officer Daniel R. Coker said that in addition to solid year-over-year increases in revenues and net income, 2007 was also marked by two important indicators of more robust growth in the foreseeable future: Increased commitments from automotive manufacturers to include CCS in a much larger number of new vehicle models in the future; and a surge of interest in a range of additional automotive and non-automotive uses of the Company’s advanced TE technology for heating and cooling applications and the generation of electricity from waste heat.

“Overall, 2007 was another excellent year. Following solid performances in each of the first three quarters of the year, we finished 2007 with a strong fourth quarter and set the stage for even more robust growth in 2008 and beyond,” Coker said. “We generated very strong cash flows in 2007 and we ended the year with an aggregate total of cash, cash equivalents and short term investments nearly double that of 2006. We continue to focus on being more efficient in the management of our resources and execution of our business processes without the need for significant increases in operating expenses, which is resulting in a greater percentage of our revenue going directly to the bottom line. We believe this validates our business model and is an excellent indication that our business is reaching critical mass.

“Furthermore, the commercial interest in our advanced thermoelectric technologies for additional automotive applications and in other areas such as consumer products, electronics, commercial heating and air conditioning, and power generation from waste heat, has increased significantly,” Coker added. “While there is some uncertainty in the overall economy and within the automobile industry, 2008 and 2009 promise to set new records of success for Amerigon.”

Coker noted the higher sales in 2007 were primarily the result of new model introductions and higher volumes on redesigned models. He also noted that the revenue distribution was more balanced year over year with revenue to Asian and European based customers growing to 42 percent of revenue, up from 28 percent, and revenue from North American customers at 58 percent. The Company expects this trend of better penetration in Asia and Europe to continue through at least 2008.

With the addition during the quarter of the Jaguar XF and, in early 2008 of the Hyundai Genesis and Lincoln MKS, CCS will soon be available on a total of 25 vehicle models produced by the world’s leading automobile manufacturers including Ford, General Motors, Toyota, Nissan and Hyundai. Coker noted that Amerigon continues to make excellent progress toward completing preproduction activities for additional 2008 model launches and winning new contracts for future model year programs.

“We spent much of 2007 preparing for our growth in 2008,” added Coker. “We expect to announce several new vehicle programs this year, and we are looking to continue our move into the upper range of the mid-price market. This is exciting from a growth and revenue standpoint, but also from an opportunity standpoint. Obviously, lower cost vehicles tend to sell in higher volumes.”

Unit shipments of CCS systems for the 2007 fourth quarter and fiscal year increased to 239,000 and 939,000, respectively, up from 224,000 units and 718,000 units for the year-earlier periods.

The Company’s balance sheet as of December 31, 2007 remained strong with cash, cash equivalents and short-term investments of $25.1 million, total assets of $56.0 million, no bank debt and shareholders’ equity of $42.7 million.

Coker said Amerigon’s BSST subsidiary continues to make encouraging progress in its work with outside partners on several potential product applications. He added that the Company’s ongoing project with the U.S. Department of Energy is also progressing and the Company has seen an increased level of interest, particularly in Europe, of a technology that is at the heart of that project—the ability to recapture heat from vehicle engines that would otherwise have been lost and convert it to electricity. Coker expects modest revenues from BSST in 2008 with an uptick due in 2009.

During the fourth quarter of 2007 the Amerigon Board of Directors appointed senior automotive executive John M. Devine to the Company’s Board, effective January 1 of this year. Devine replaced John W. Clark, a member of the Board since 1996, who resigned effective January 1,

2008 to devote his full attention to other business interests. Devine is currently Executive Chairman and Acting CEO of Dana Holding Corporation, an auto parts supplier. He is the former Vice Chairman and Chief Financial Officer of General Motors Corporation, where he served from 2001 to mid-2006. Prior to joining GM, Devine served as Chairman and Chief Executive Officer of Fluid Ventures, LLC. Previously, he spent 32 years at Ford Motor Company, where he last served as Executive Vice President and Chief Financial Officer.

Guidance for 2008

The Company reconfirmed that it expects product revenues in 2008 to increase 30 to 40 percent over 2007 with continued strong increases in profitability. The growth in 2008 is expected to be primarily driven by additional new program launches and the full year effect of model launches in 2007. These effects are expected to be partially offset by lower volumes on existing programs resulting from general softness in the North American automotive market.

In 2008, there will continue to be a number of macro-economic and geopolitical issues outside Amerigon’s control, such as the effects of gas price increases, the uncertainty of the situations in the Middle East and the Gulf Region, and the availability of credit, that could negatively impact the automotive industry, the overall economy and Amerigon’s results.

Conference Call

As previously announced, Amerigon is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review the financial results for the fourth quarter and fiscal year ended December 31, 2007. The dial-in number for the call is 1-800-762-8779. The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Amerigon’s website at www.amerigon.com.

About Amerigon

Amerigon (Nasdaq: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat™ (CCS™) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Detroit, Japan, Germany and England.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-K for the year ended December 31, 2007.

TABLES FOLLOW

AMERIGON REPORTS 2007 FOURTH QUARTER, YEAR-END RESULTS

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AMERIGON INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Product revenues	$16,390	$15,030	$63,630	$50,609
Cost of sales	10,604	9,880	42,302	34,109

Gross margin	5,786	5,150	21,328	16,500
Operating expenses:
Research and development	1,960	1,725	7,545	6,698
Research and development reimbursements	(733)	(880)	(2,464)	(3,331)

Net research and development expenses	1,227	845	5,081	3,367
Selling, general and administrative	2,247	2,309	8,542	7,620

Total operating expenses	3,474	3,154	13,623	10,987

Operating income	2,312	1,996	7,705	5,513
Interest income	280	158	961	523
Other income	40	50	179	171

Earnings before income tax	2,632	2,204	8,845	6,207
Income tax expense (benefit)	863	1,174	1,470	2,693

Net income	$1,769	$1,030	$7,375	$3,514

Basic earnings per share:
Common Stock	$0.08	$0.05	$0.34	$0.17

Convertible Preferred Stock				$0.17

Diluted earnings per common share	$0.08	$0.05	$0.33	$0.16

Weighted average number of shares – basic
Common Stock	21,817	21,329	21,636	19,876

Convertible Preferred Stock (as converted)				1,402

Weighted average number of shares – diluted	22,755	22,233	22,627	20,701

MORE-MORE-MORE

AMERIGON REPORTS 2007 FOURTH QUARTER, YEAR-END RESULTS

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AMERIGON INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	December 31,
	2007	2006
ASSETS

Current Assets:
Cash & cash equivalents	$1,170	$2,440
Short-term investments	23,925	12,076
Accounts receivable, net	11,672	9,329
Inventory	2,219	4,369
Deferred income tax assets	3,784	3,839
Prepaid expenses and other assets	595	284

Total current assets	43,365	32,337
Property and equipment, net	3,965	1,986
Deferred financing costs	9	12
Patent costs, net	2,679	835
Deferred income tax assets	5,968	7,226

Total assets	$55,986	$42,396

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$8,640	$5,615
Accrued liabilities	3,987	2,757
Deferred manufacturing agreement – current portion	200	200

Total current liabilities	12,827	8,572
Deferred manufacturing agreement – long-term portion	450	650

Total liabilities	13,277	9,222

Shareholders’ equity:
Common Stock:
No par value; 30,000,000 shares authorized, 21,917,733 and 21,335,188 issued and outstanding at December 31, 2007 and 2006, respectively	63,028	61,606
Paid-in capital	21,766	21,024
Accumulated other comprehensive income – foreign currency	(16)	(12)
Accumulated deficit	(42,069)	(49,444)

Total shareholders’ equity	42,709	33,174

Total liabilities and shareholders’ equity	$55,986	$42,396

AMERIGON REPORTS 2007 FOURTH QUARTER, YEAR-END RESULTS

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AMERIGON INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2007	2006
Operating Activities:
Net income	$7,375	$3,514
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	654	489
Deferred income tax expense (benefit)	1,314	2,512
Stock option compensation	742	822
Provision for doubtful accounts	315	(68)
Loss on disposal of property and equipment	14	29
Changes in operating assets and liabilities:
Accounts receivable	(2,658)	(1,370)
Inventory	2,150	(1,656)
Prepaid expenses and other assets	(312)	(276)
Accounts payable	3,025	533
Accrued liabilities	1,618	530

Net cash provided by operating activities	14,237	5,059
Investing Activities:
Purchases of short-term investments	(38,862)	(19,901)
Sales of short-term investments	27,013	17,800
Purchase of property and equipment	(2,751)	(1,518)
Patent costs	(1,936)	(308)

Net cash used in investing activities	(16,536)	(3,927)
Financing Activities:
Checks issued in excess of bank balance	–	(241)
Proceeds from sale of common stock, net of cash expenses	1,033	197

Net cash provided by (used in) financing activities	1,033	(44)

Foreign currency effect on cash and cash equivalents	(4)	(12)
Net (decrease) increase in cash and cash equivalents	(1,270)	1,076
Cash and cash equivalents at beginning of period	2,440	1,364

Cash and cash equivalents at end of period	$1,170	$2,440

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